FIRST SECURITY BENEFIT LIFE INSURANCE
                                            AND ANNUITY COMPANY OF NEW YORK (SM)

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT


FSBL'S PROMISE

In consideration of the Purchase Payments, First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") will pay the benefits of this Contract according to its terms.

LEGAL CONTRACT

PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between you, the Owner, and us, FSBL. The Contract's table of contents is on page 2.

FREE LOOK PERIOD-RIGHT TO CANCEL

IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THE CONTRACT, YOU MAY RETURN THIS CONTRACT WITHIN 10 DAYS AFTER YOU RECEIVE IT (60 DAYS FROM THE DATE OF RECEIPT IF IT IS A REPLACEMENT CONTRACT). YOU MAY RETURN THE CONTRACT BY DELIVERING OR MAILING IT TO FSBL. IF RETURNED, THIS CONTRACT WILL THEN BE DEEMED VOID FROM THE BEGINNING. NO WITHDRAWAL CHARGE WILL BE IMPOSED, AND WE WILL REFUND CONTRACT VALUE AS OF THE DATE THE RETURNED CONTRACT IS DELIVERED TO FSBL, INCREASED BY ANY FEES OR OTHER CHARGES PAID.

Signed for First Security Benefit Life Insurance and Annuity Company of New York on the Contract Date.

       J. Michael Keefer
--------------------------------------     -------------------------------------
           [Secretary]                                  [President]

                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

* Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract

* A death benefit may be paid prior to the Annuity Start Date according to the Contract provisions

* Annuity Payments begin on the Annuity Start Date using the method specified in the Contract

* This Contract is non-participating and does not participate in FSBL's surplus

* The smallest annual net rate of return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable Annuity Payments would not decrease is 3 1/2%. The annual net rate of return is based upon the rate of return of the underlying mutual fund reduced by expenses of the Separate Account, including the maximum mortality and expense risk charge of 0.30%, the maximum administration charge of 0.60%, and any applicable rider charges.

BENEFITS AND VALUES PROVIDED BY THIS CONTRACT ARE BASED UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND ARE VARIABLE. THESE AMOUNTS MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY BENEFIT PROVISIONS" FOR DETAILS.)


        FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
                     70 West Red Oak Lane, White Plains, NY 10604
                                   [1-800-355-4570]

IF A CREDIT ENHANCEMENT RIDER HAS BEEN PURCHASED, FSBL WILL RECAPTURE THE AMOUNT OF ANY CREDIT ENHANCEMENT APPLIED DURING THE 12 MONTHS PRECEDING THE DATE OF THE OWNER'S DEATH.

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                      Page

CONTRACT DATA PAGE...................................    3

DEFINITIONS..........................................    4

GENERAL PROVISIONS...................................    7

     The Contract....................................    7

     Compliance......................................    7

     Misstatement of Age or Sex......................    7

     Evidence of Survival............................    7

     Incontestability................................    7

     Assignment......................................    7

     Transfers.......................................    8

     Claims of Creditors.............................    8

     Basis of Values.................................    8

     Participation...................................    8

     Statements......................................    8

     Delay of Payment................................    8

OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS......    9

     Ownership.......................................    9

     Joint Ownership.................................    9

     Annuitant.......................................    9

     Primary and Contingent Beneficiaries............    9

     Ownership and Beneficiary Changes...............    9

PURCHASE PAYMENT PROVISIONS..........................   10

     Flexible Purchase Payments......................   10

     Purchase Payment Limitations...................    10

     Purchase Payment Allocation.....................   10

     Place of Payment................................   10

CONTRACT VALUE AND
EXPENSE PROVISIONS...................................   10

     Contract Value..................................   10

     Accumulation Unit Value.........................   10

     Net Investment Factor...........................   11

     Determining Accumulation Units..................   11

     Mortality and Expense Risk Charge...............   11

     Administration Charge...........................   11

     Rider Charge....................................   12

     Method of Deducting Rider Charges...............   12

     Account Administration Charge...................   13

     Premium Tax Expense.............................   13

     Withdrawal Charges..............................   13

     Free Withdrawals................................   13

WITHDRAWAL PROVISIONS................................   14

     Withdrawals.....................................   14

     Partial Withdrawals........................        14

     Systematic Withdrawals..........................   14

     Withdrawal Value................................   15

DEATH BENEFIT PROVISIONS.............................   15

     Death Benefit...................................   15

     Proof of Death..................................   15

     Distribution Rules..............................   15

ANNUITY BENEFIT PROVISIONS...........................   16

     Annuity Start Date..............................   16

     Change of Annuity Start Date....................   16

     Annuity Options.................................   16

     Annuity Start Amount............................   17

     Fixed Annuity Payments..........................   17

     Variable Annuity Payments.......................   17

     Annuity Tables..................................   18

     Annuity Payments................................   18

     Annuity Units...................................   18

     Annuity Unit Value..............................   19

     Alternate Annuity Option Rates..................   19

ANNUITY TABLES.......................................   20

AMENDMENTS OR RIDERS, if any

--------------------------------------------------------------------------------
                               CONTRACT DATA PAGE
--------------------------------------------------------------------------------
OWNER NAME:                               CONTRACT NUMBER:
[Jane Doe]                                [123456789]
JOINT OWNER NAME:                         CONTRACT DATE:
[John Doe]                                [July 1, 1999]
ANNUITANT NAME:                           ANNUITY START DATE:
[Jane Doe]                                [October 5, 2030]
ANNUITANT DATE OF BIRTH:                  PLAN:
[October 5, 1960]                         [Non-Qualified]
ANNUITANT'S SEX:                          ASSIGNMENT:
[Female]                                  This Contract may be assigned. See
                                           assignment provision.
PRIMARY BENEFICIARY NAME:                 ANNUITY OPTION:
[Jenny Doe]                               [Option 2]



--------------------------------------------------------------------------------

FIRST PURCHASE PAYMENT............................... [$50,000]
MINIMUM SUBSEQUENT PURCHASE PAYMENT.................. [$500 ($50 under an automatic investment
                                                        program)]
FREE WITHDRAWAL PERCENTAGE........................... [10%]
SEPARATE ACCOUNT..................................... Variable Annuity Account A
ADMINISTRATION CHARGE................................ [0.25% - 0.60% Annually]
ACCOUNT ADMINISTRATION CHARGE........................ [$0 Annually]
WITHDRAWAL CHARGE
     Age of Purchase Payment in Years................ 0+
     Withdrawal Charge............................... 0%
MORTALITY AND EXPENSE RISK CHARGE.................... [0.20% Annually]
     AFTER ANNUITY START DATE FOR OPTIONS 1-6........ [0.30%  Annually]
RIDERS AND RIDER CHARGES -
Asset Allocation..................................... No Charge
Dollar Cost Averaging................................ No Charge
[Credit Enhancement at 3%]                            [0.40%]
[Return of Premium Death Benefit]                     [0.10%]

BASIS OF ANNUITY TABLES.................... 1983 (a) Mortality Table with mortality improvement under
                                            Projection Scale G
ASSUMED INTEREST RATE...................... 3.5% annually

SUBACCOUNTS:

[

    1.       AIM V.I. Capital Appreciation 22.      Rydex VT Absolute Return Strategies 50.      Rydex VT Inverse Russell
    2.       AIM V.I. International Growth 23.      Rydex VT Banking                             2000
    3.       AIM V.I. Mid Cap Core Equity  24.      Rydex VT Basic Materials            51.      Rydex VT Inverse S&P 500
    4.       Direxion Dynamic VP HY Bond   25.      Rydex VT Biotechnology              52.      Rydex VT Japan Advantage
    5.       Dreyfus VIF International     26.      Rydex VT Commodities                53.      Rydex VT Large Cap Growth
    6.       Federated Fund for U.S.       27.      Rydex VT Consumer Products          54.      Rydex VT Large Cap Value
             Government Securities II      28.      Rydex VT Dynamic Dow                55.      Rydex VT Leisure
    7.       Federated High Income Bond II 29.      Rydex VT Dynamic OTC                56.      Rydex VT Mid Cap Advantage
    8.       Fidelity VIP Contrafund       30.      Rydex VT Dynamic Russell 2000(R)    57.      Rydex VT Mid Cap Growth
    9.       Fidelity VIP Growth           31.      Rydex VT Dynamic S&P 500            58.      Rydex VT Mid Cap Value
             Opportunities                 32.      Rydex VT Dynamic Strengthening      59.      Rydex VT Multi-Cap Core
    10.      Fidelity VIP Index 500                 Dollar                                       Equity
    11.      Fidelity VIP Investment Grade 33.      Rydex VT Dynamic Weakening Dollar   60.      Rydex VT Nova
             Bond                          34.      Rydex VT Electronics                61.      Rydex VT OTC
    12.      Neuberger Berman AMT Guardian 35.      Rydex VT Energy                     62.      Rydex VT Precious Metals
    13.      Neuberger Berman AMT Partners 36.      Rydex VT Energy Services            63.      Rydex VT Real Estate
    14.      Oppenheimer Main Street Small 37.      Rydex VT EP Aggressive              64.      Rydex VT Retailing
             Cap Fund(R)/VA                38.      Rydex VT EP Conservative            65.      Rydex VT Russell 2000(R)
    15.      PIMCO VIT Low Duration        39.      Rydex VT EP Moderate                         Advantage
    16.      PIMCO VIT Real Return         40.      Rydex VT Europe Advantage           66.      Rydex VT Sector Rotation
    17.      PIMCO VIT StocksPLUS(R)       41.      Rydex VT Financial Services         67.      Rydex VT Small Cap Growth
             Growth and Income             42.      Rydex VT Government Long Bond       68.      Rydex VT Small Cap Value
    18.      PIMCO VIT Total Return                 Advantage                           69.      Rydex VT Technology
    19.      RVT CLS AdvisorOne Amerigo    43.      Rydex VT Health Care                70.      Rydex VT Telecommunications
    20.      RVT CLS AdvisorOne Berolina   44.      Rydex VT Hedged Equity              71.      Rydex VT Transportation
    21.      RVT CLS AdvisorOne Clermont   45.      Rydex VT Internet                   72.      Rydex VT U.S. Government
                                           46.      Rydex VT Inverse Dynamic Dow                 Money Market
                                           47.      Rydex VT Inverse Government Long    73.      Rydex VT Utilities
                                                    Bond                                74.      SBL Global
                                           48.      Rydex VT Inverse Mid Cap            75.      SBL Small Cap Value
                                           49.      Rydex VT Inverse OTC                76.      Van Kampen LIT Government
                                                                                        77.      Wells Fargo Advantage
                                                                                                 Opportunity VT]


METHOD FOR DEDUCTING ACCOUNT CHARGE:

     The Account Charge is deducted at each Contract Anniversary. A pro rata Account Charge is deducted:

     (1)  upon a full Withdrawal of Contract Value;

     (2)  when a Contract has been in force for less than a full Contract Year;

     (3)  upon the Annuity Start Date; and

     (4)  upon payment of a death benefit.

     The Account Charge will be waived if Contract Value is $50,000 or more upon the date the Account Charge is to be deducted.

                                       3A

--------------------------------------------------------------------------------
DEFINITIONS
--------------------------------------------------------------------------------

ACCOUNT

One of the Subaccounts.

ACCUMULATION UNIT

A unit of measure used to compute Contract Value.

ADMINISTRATIVE OFFICE

The address of FSBL's Administrative Office is First Security Benefit Life Insurance and Annuity Company of New York, [P.O. Box 750497, Topeka, Kansas 66675-0497.]

ANNUITANT

The person you name on whose life Annuity Payments may be determined. Please see "Annuity Benefit Provisions" on page 10.

ANNUITY START AMOUNT

Contract Value as of the Annuity Start Date, less any Premium tax and, if applicable, any pro rata Account Charge.

ANNUITY OPTION

A set of provisions that form the basis for making Annuity Payments. Please see "Annuity Options" on page 10.

ANNUITY PAYMENTS

Payments made beginning on the Annuity Start Date according to the provisions of the Annuity Option selected. Annuity Payments are made on the same day of each month, on a monthly, quarterly, semiannual or annual basis.

ANNUITY START DATE

The date on which Annuity Payments begin as elected by the Owner.

ANNUITY UNIT

A unit of measure used to compute Variable Annuity Payments.

AUTOMATIC TRANSFERS

Transfers among the Subaccounts made automatically. FSBL makes Automatic Transfers on a periodic basis at the written request of the Owner. FSBL may discontinue, modify or suspend Automatic Transfers.

COMPANY

First Security Benefit Life Insurance and Annuity Company of New York, 70 West Red Oak Lane, White Plains, New York 10604.

CONTRACT ANNIVERSARY

The same date in each subsequent year as your Contract Date.

CONTRACT DATE

The date the Contract begins. The Contract Date is shown on the Contract Data Page.

CONTRACT VALUE

The total value of your Contract, which consists of amounts allocated to the Subaccounts. FSBL determines Contract Value as of each Valuation Date.

CONTRACT YEAR

Contract Years are measured from the Contract Date.

DESIGNATED BENEFICIARY

Upon the death of the Owner or Joint Owner, the Designated Beneficiary will be the first person on the following list who, if a natural person, is alive on the date of death:

     1.  Owner;
     2.  Joint Owner;
     3.  Primary Beneficiary;
     4.  Contingent Beneficiary;
     5.  Annuitant; and
     6.  The Owner's estate if no one listed above is alive.

The Designated Beneficiary receives a death benefit upon the death of the Owner prior to the Annuity Start Date. Please see "Ownership, Annuitant, and Beneficiary Provisions" on page 9 and "Death Benefit Provisions" on page 15.

GENERAL ACCOUNT

All assets of FSBL other than those allocated to the Separate Account or any other separate account of FSBL.

HOME OFFICE

The address of FSBL's Home Office is First Security Benefit Life Insurance and Annuity Company of New York, 70 West Red Oak Lane, White Plains, New York 10604.

JOINT OWNER

The Joint Owner, if any, shares an undivided interest in the entire Contract with the Owner. The Joint Owner, if any, is named on the Contract Data Page. Please see "Joint Ownership" provisions on page 5.

NONNATURAL PERSON

Any group or entity that is not a living person, such as a trust or corporation.

OWNER

The person(s) who has (have) all rights under this Contract. The Owner as of the Contract Date is named on the Contract Data Page. Please see "Ownership" provisions on page 5 and the definition of "Joint Owner," above.

PREMIUM TAX

Any Premium tax levied by a state or other governmental entity.

PURCHASE PAYMENT

Money Received by FSBL and applied to the Contract.

RECEIVED BY FSBL

Receipt by FSBL in good order at its Administrative Office, [P.O. Box 750497, Topeka, Kansas 66675-0497.]

SEPARATE ACCOUNT

A separate account established and maintained by FSBL under New York law. The Separate Account as set forth on the Contract Data Page is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a Unit Investment Trust. It was established by FSBL to support variable annuity contracts. FSBL owns the assets of the Separate Account and maintains them apart from the assets of its General Account and its other separate accounts. The assets held in the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account may not be charged with liabilities arising from any other business FSBL may conduct. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to the income, gains or losses from FSBL's General Account or its other separate accounts.

The Separate Account is divided into Subaccounts shown on the Contract Data Page. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccounts without regard to income, gains or losses in the other Subaccounts. FSBL has the right to transfer to its General Account any assets of the Separate Account that are in excess of the reserves and other Contract liabilities with respect to the Separate Account. The value of the assets in the Separate Account is determined on each Valuation Date as of the end of each Valuation Date.

SUBACCOUNTS

The Separate Account is divided into Subaccounts which invest in shares of mutual funds. Each Subaccount may invest its assets in a separate class or series of a designated mutual fund or funds. The Subaccounts are shown on the Contract Data Page. Subject to the regulatory requirements then in force, FSBL reserves the right to:

     1.  change or add designated mutual funds or other investment vehicles;
     2.  add, remove or combine Subaccounts;
     3. add, delete or make substitutions for securities that are held or purchased by the Separate Account or any Subaccount;
     4.  operate the Separate Account as a management investment company;
     5. combine the assets of the Separate Account with other separate accounts of FSBL or an affiliate thereof;
     6. restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and
     7.  terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a Subaccount, FSBL will notify you of the change. FSBL will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

TRANSFER

A Transfer of Contract Value of one Subaccount for the equivalent dollar amount of Contract Value of another Subaccount.

VALUATION DATE

A Valuation Date is each day the New York Stock Exchange and FSBL's Administrative Office are open for business.

VALUATION PERIOD

A Valuation Period is the interval of time from one Valuation Date to the next Valuation Date.

WITHDRAWAL

A Withdrawal of Contract Value in the dollar amount specified by the Owner. Withdrawals include Systematic Withdrawals. See "Withdrawal Provisions" on page 14.

--------------------------------------------------------------------------------
GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE CONTRACT

The entire Contract between the Owner and FSBL consists of this Contract, and any Amendments, Endorsements or Riders to the Contract. All statements made in the Application will, as ruled by a court of competent jurisdiction, be deemed representations and not warranties. Any change in the Contract can be made only with the written consent of the President, a Vice President, or the Secretary of FSBL.

The Purchase Payment(s) and the Application must be acceptable to FSBL under its rules and practices. If they are not, FSBL's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

FSBL reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal Revenue Code or the laws of any state. FSBL will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the Contract is delivered.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, payments shall be adjusted, when allowed by law, to the amount which would have been provided for the correct age or sex. Proof of the age of an Annuitant may be required at any time, in a form suitable to FSBL. If payments have already commenced and the misstatement has caused an underpayment, the amount of such underpayment, with interest at the rate of 3%, will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount of such overpayment, with interest at the rate of 3%, will be deducted from one or more future payments.

EVIDENCE OF SURVIVAL

Before FSBL makes a payment, it has the right to require proof of the life or death of any person whose life or death determines whether, or to whom, or how much FSBL must pay under this Contract.

INCONTESTABILITY

FSBL will not contest the validity of this Contract.

ASSIGNMENT

No Assignment under this Contract is binding unless Received by FSBL in writing. FSBL assumes no responsibility for the validity, legality, or tax status of any Assignment. The Assignment will be subject to any payment made or other action taken by FSBL before the Assignment is Received by FSBL. Once Received by FSBL, the rights of the Owner are subject to the Assignment. Any claim is subject to proof of interest of the assignee. If the Contract has been absolutely assigned, the assignee becomes the Owner.

TRANSFERS

The Owner may Transfer Contract Value among the Subaccounts upon written request or under other methods allowed by FSBL, subject to the following.

FSBL reserves the right to:

     1. limit the amount that may be subject to Transfer to $1,000,000 per Transfer;
     2.  limit the number of Transfers per Contract Year to six; and
     3. suspend Transfers if the Owner engages in a market timing strategy or makes programmed transfers.

Transfers must be at least $500 or if less the amount remaining in the Subaccount.

FSBL will effect a Transfer to or from a Subaccount on the basis of Accumulation Unit Value determined as of the end of the Valuation Period in which the Transfer request is Received by FSBL. Transfers are effected as of the close of the Valuation Period in which all information required to make the Transfer is Received by FSBL.

After the Annuity Start Date, you may Transfer Annuity Units among the Subaccounts.

CLAIMS OF CREDITORS

The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent allowed by law.

BASIS OF VALUES

A detailed statement showing how values are determined has been filed with the state insurance department. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.

PARTICIPATION

This Contract is not participating and does not participate in FSBL's surplus.

STATEMENTS

At least once per year prior to the Annuity Start Date, FSBL will send you a report that will show your Contract Value and any other information required by law. After the Annuity Start Date, we will send you any information that may be required.

DELAY OF PAYMENT

Generally, payments and Transfers will be made within seven days from receipt of the payment and/or request in a form satisfactory to us. FSBL reserves the right to suspend a Transfer or delay payment of a Withdrawal from Contract Value for any period:

     1.  when the New York Stock Exchange is closed; or
     2.  when trading on the New York Stock Exchange is restricted; or
     3.  when an emergency exists as a result of which:
              (a) disposal of securities held in the Separate Account is not reasonably practicable; or
              (b) it is not reasonably practicable to fairly value the net assets of the Separate Account; or
     4. during any other period when the Securities and Exchange Commission, by order, so permits to protect owners of securities.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth above exist.

--------------------------------------------------------------------------------
OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNERSHIP

During the Owner's lifetime, all rights and privileges under the Contract may be exercised only by the Owner. If the purchaser names someone other than himself or herself as Owner, the purchaser has no rights in the Contract. No Owner may be older than age 90 on the Contract Date.

JOINT OWNERSHIP

If a Joint Owner is named in the application, then the Owner and Joint Owner share an undivided interest in the entire Contract as joint tenants with rights of survivorship. When an Owner and Joint Owner have been named, FSBL will honor only requests for changes and the exercise of other Ownership rights made by both the Owner and Joint Owner. When a Joint Owner is named, all references to "Owner" throughout this Contract should be construed to mean both the Owner and Joint Owner, except for the "Statements" provision on page 5 and the "Death Benefit Provisions" on page 10.

ANNUITANT

The Annuitant is named on the Contract Data Page. The Owner may change the Annuitant prior to the Annuity Start Date. The request for this change must be made in writing and Received by FSBL at least 30 days prior to the Annuity Start Date. No Annuitant may be named who is more than 90 years old on the Contract Date. When the Annuitant dies prior to the Annuity Start Date, the Owner must name a new Annuitant within 30 days or, if sooner, by the Annuity Start Date, except where the Owner is a Nonnatural Person. If a new Annuitant is not named, the Owner becomes the Annuitant.

PRIMARY AND CONTINGENT BENEFICIARIES

The Primary Beneficiary is named on the Contract Data Page. The Owner may change any Beneficiary as described in "Ownership and Beneficiary Changes" below. If the Primary Beneficiary dies prior to the Owner, the Contingent Beneficiary becomes the Primary Beneficiary. Unless the Owner directs otherwise, when there are two or more Primary Beneficiaries, they will receive equal shares.

OWNERSHIP AND BENEFICIARY CHANGES

Subject to the terms of any existing Assignment, you may name a new Owner, a new Primary Beneficiary or a new Contingent Beneficiary; provided that you may not change or remove an irrevocable Beneficiary without obtaining his or her written consent in a form acceptable to us. Any new choice of Owner, Primary Beneficiary or Contingent Beneficiary will revoke any prior choice. Any change must be made in writing and delivered to the Administrative Office. The change will become effective as of the date the written request is signed, whether or not the Owner is living at the time the change is Received by FSBL. A new choice of Primary Beneficiary or Contingent Beneficiary will not apply to any payment made or action taken by FSBL prior to the time it was Received by FSBL. FSBL may require the Contract be returned so these changes may be made.

--------------------------------------------------------------------------------
PURCHASE PAYMENT PROVISIONS
--------------------------------------------------------------------------------

FLEXIBLE PURCHASE PAYMENTS

This Contract will not be in force until we receive at our Administrative Office the initial Purchase Payment. You may make additional Purchase Payments at any time before the Annuity Start Date, while the Owner is living, and this Contract is in force. Purchase Payments are payable in U.S. dollars and checks should be made payable to FSBL.

PURCHASE PAYMENT LIMITATIONS

Purchase Payments exceeding $2,000,000 will not be accepted without prior approval by FSBL. The Minimum Subsequent Purchase Payment amount is shown on the Contract Data Page.

PURCHASE PAYMENT ALLOCATION

Purchase Payments will be allocated among the Subaccounts. The allocations may be a whole dollar amount or a whole percentage and no less than $25 per Purchase Payment may be allocated to any Account. Purchase Payments will be allocated according to the Owner's instructions in the Application or more recent instructions, if any. The Owner may change the allocations by written notice to FSBL.

PLACE OF PAYMENT

All Purchase Payments under this Contract are to be paid to FSBL at its Administrative Office. Purchase Payments after the initial Purchase Payment are applied as of the end of the Valuation Period during which they are Received by FSBL.

--------------------------------------------------------------------------------
CONTRACT VALUE AND EXPENSE PROVISIONS
--------------------------------------------------------------------------------

CONTRACT VALUE

On any Valuation Date, the Contract Value is the sum of the then current value of the Accumulation Units allocated to each Subaccount for this Contract. For example, if 100 Accumulation Units were allocated to each of the SBL Global and SBL Small Cap Value Subaccounts as of June 1, Contract Value as of that date would be determined as follows:

                                     Number of               Accumulation Unit
        Subaccount               Accumulation Units          Value as of June 1        Subaccount Value
        ----------               ------------------          ------------------        ----------------
SBL Global                              100                         $10                     $1,000
SBL Small Cap Value                     100                         $12                     $1,200
                                                                                            ------
Contract Value as of June 1..............................................                   $2,200


FSBL reserves the right to pay to the Owner the Contract Value as a lump sum if it is below $2,000 and no Purchase Payments have been received during the preceding three-year period.

ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value for each Subaccount was set by FSBL. The Accumulation Unit Value for any subsequent Valuation Date is equal to (1) times
(2) where:

     1. is the Accumulation Unit Value determined on the immediately preceding Valuation Date; and
     2. is the Net Investment Factor as of the Valuation Date with respect to which Accumulation Unit Value is being determined.

The Accumulation Unit Value for any subsequent Valuation Date which is a Subaccount Payable Date is further adjusted by deducting any Subaccount Adjustment declared as of the preceding Subaccount Record Date. See "Method of Deducting Rider Charges," below.

NET INVESTMENT FACTOR

The Net Investment Factor for any Subaccount as of the end of any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

     1.  is equal to:
         a. the net asset value per share of the mutual fund held in the Subaccount, found as of the end of the current Valuation Period; plus
         b. the per share amount of any dividend or capital gain distributions paid by the Subaccount's underlying mutual fund that is not included in the net asset value per share; plus or minus
         c. a per share charge or credit for any taxes reserved for, which FSBL deems to have resulted from the operation of the Separate Account or the Subaccounts; operations of FSBL with respect to the Contract; or the payment of premiums or acquisition costs under the Contract.
     2. is the net asset value per share of the Subaccount's underlying mutual fund as of the end of the prior Valuation Period.
     3. is a daily factor which is deducted from the Separate Account representing the Base Charge for mortality and expense risk and the Administration Charge.

The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

DETERMINING ACCUMULATION UNITS

The number of Accumulation Units allocated to a Subaccount under this Contract is found by dividing:

     1.  the amount allocated to, or deducted from, the Subaccount; by
     2. the Accumulation Unit Value for the Subaccount as of the end of the Valuation Period during which the amount is allocated or deducted under the Contract.

The number of Accumulation Units allocated to a Subaccount under the Contract will not change as a result of investment experience. Events that change the number of Accumulation Units are:

     1.  Purchase Payments that are applied to the Subaccount;
     2.  Contract Value that is Transferred into or out of the Subaccount;
     3. Withdrawals and applicable Withdrawal Charges that are deducted from the Subaccount;
     4. Annuity Start Amount applied from the Subaccount to one of Annuity Options 1 through 6;
     5.  Premium tax and Account Charges that are deducted from the Subaccount;
         and
     6.  Reinvestment of Subaccount Adjustments that are paid by the Subaccount.

MORTALITY AND EXPENSE RISK CHARGE

FSBL will deduct a Mortality and Expense Risk Charge as shown on the Contract Data Page against your Contract Value held in the Subaccounts. This charge is guaranteed not to increase.

ADMINISTRATION CHARGE

FSBL will deduct the Administration Charge shown on the Contract Data Page against your Contract Value held in the Subaccounts. This charge will be computed and deducted from each Subaccount on each Valuation Date. This charge is factored into the Accumulation Unit and Annuity Unit Values on each Valuation Date. This charge is guaranteed not to increase.

RIDER CHARGE

FSBL will deduct a charge for Riders as shown on the Contract Data Page against your Contract Value held in the Subaccounts. The amount of the charge for Riders is based upon the Riders selected by the Owner on the application or as otherwise permitted by FSBL.

METHOD OF DEDUCTING RIDER CHARGES

The Mortality and Expense Risk Charge and Administration Charge as shown on the Contract Data Page will be computed and deducted from each Subaccount on each Valuation Date. Those charges are factored into the Accumulation Unit Values on each Valuation Date.

Any charge for Riders (the "Rider Charge") will be deducted from monthly Subaccount Adjustments paid by, and reinvested in, the respective Subaccounts. Subaccount Adjustments are declared by FSBL and paid monthly by the Subaccounts for the purpose of deducting any applicable Rider Charge.

The amount of the Rider Charge is determined by adding the charges for each Rider selected by the Owner. The Rider Charge is a percentage on an annual basis of Contract Value allocated to each Subaccount as of the Subaccount Payable Date.

FSBL will declare a Subaccount Adjustment for each Subaccount on one Valuation Date of each calendar month ("Subaccount Record Date"). FSBL will pay the Subaccount Adjustment on a subsequent Valuation Date ("Subaccount Payable Date") within five Valuation Dates of the Subaccount Record Date. Such Subaccount Adjustment will be declared as a dollar amount per Accumulation Unit.

For each Subaccount, any Owner as of the Subaccount Record Date will receive on the Subaccount Payable Date a net Subaccount Adjustment equal to:

     1.  the amount of Subaccount Adjustment per Accumulation Unit; times
     2. the number of Accumulation Units allocated to the Subaccount as of the Subaccount Record Date; less
     3. the amount of the Rider Charge for that Subaccount; provided that FSBL will not deduct any Rider Charge from the first Subaccount Adjustment following the Contract Date.

The net Subaccount Adjustment will be reinvested on the Subaccount Payable Date at the Accumulation Unit Value determined as of the close of the Subaccount Payable Date in Accumulation Units of the Subaccount. The net Subaccount Adjustment shall never be less than zero.

FSBL reserves the right to compute and deduct the Rider Charge from each Subaccount on each Valuation Date in lieu of the method discussed above, in which event the charge would be factored into the Accumulation Unit Values on each Valuation Date.

                                     EXAMPLE

Assuming Contract Value of $50,000 allocated to the SBL Global Subaccount and the Return of Premium Death Benefit Rider, the Rider Charge would be as follows:

                    Rider Charge on Annual Basis   0.10%.

Further assuming 5,000 Accumulation Units with an Accumulation Unit Value of $10 per unit on December 30 and a gross Subaccount Adjustment of $0.025 per unit declared on December 31 (Subaccount Record Date), the net Subaccount Adjustment amount would be as follows:

Gross Subaccount Adjustment Per             $0.025            Accumulation Unit Value as of
Unit; less                                                    Valuation Date before Subaccount Record Date         $10.00
Rider Charge Per Unit                      -$0.00085
                                            --------
Net Subaccount Adjustment Per Unit;         $0.02415 X
times
Number of Accumulation Units                   5,000          Accumulation Unit Value as of Subaccount             $9.975
                                            --------

                                       12

Net Subaccount Adjustment Amount             $120.75          Payable Date


The net Subaccount Adjustment amount would be reinvested on the Subaccount Payable Date in Accumulation Units of the SBL Global Subaccount, as follows:
$0.02415 (net Subaccount Adjustment per unit) divided by $9.975 (Accumulation Unit value as of the Subaccount Payable Date) times 5,000 Units equals 12.105 Accumulation Units. On the Subaccount Payable Date, 12.105 Accumulation Units are added to Contract Value for a total of 5,012.105 Accumulation Units after the Subaccount Adjustment reinvestment. Contract Value on the Subaccount Payable Date is equal to 5,012.105 Accumulation Units times $9.975 (Accumulation Unit Value as of the Subaccount Payable Date) for a Contract Value of $49,995.75 after the Subaccount Adjustment reinvestment.

The Rider Charge is not deducted from Annuity Unit Values.

ACCOUNT ADMINISTRATION CHARGE

FSBL will deduct the Account Administration Charge ("Account Charge") from Contract Value as shown on the Contract Data Page. FSBL will allocate the Account Charge to the Accounts in the same proportion that Contract Value is allocated among the Accounts. The Account Charge and other charges may be waived or reduced uniformly on all Contracts issued under certain plans or arrangements which are expected to result in administrative cost savings. This charge is guaranteed not to increase.

PREMIUM TAX EXPENSE

FSBL reserves the right to deduct Premium tax when due or any time thereafter. FSBL will allocate the Premium tax to the Accounts in the same proportion that Contract Value is allocated among the Accounts.

WITHDRAWAL CHARGES

Purchase Payments may be subject to a Withdrawal Charge, which is shown on the Contract Data Page. The Withdrawal Charge may apply to amounts you withdraw under your Contract, depending on the length of time each Purchase Payment has been allocated to your Contract and the amount you withdraw. FSBL does not apply the Withdrawal Charge on:

     o    Death benefit proceeds; or

     o    Annuity Payments.

The amount of the Withdrawal Charge depends on how long your Purchase Payments are held under the Contract. Each Purchase Payment you make is considered to have a certain "age," depending on the length of time since that Purchase Payment was effective. A Purchase Payment is "age one" in the year beginning on the date the purchase payment is Received by FSBL and increases in age each year thereafter. When you withdraw an amount, the "age" of any Purchase Payment you withdraw determines the level(s) of Withdrawal Charge as shown on the Contract Data Page. For the purpose of calculating Withdrawal Charge, FSBL assumes that withdrawal amounts will be applied to Purchase Payments first in the order Purchase Payments were received. The Withdrawal Charge will be deducted proportionately from each Account selected for Withdrawal. This charge is guaranteed not to increase.

FREE WITHDRAWALS

During a Contract Year, you may make Free Withdrawals, which are Withdrawals that are not subject to the Withdrawal Charge. The amount of Free Withdrawals available in any Contract Year is determined as follows. In the first Contract Year, the amount is equal to:

     1.  cumulative purchase payments; times
     2.  the Free Withdrawal percentage shown on the Contract Data Page; less
     3.  any Free Withdrawals made during the Contract Year.

The amount of Free Withdrawals in subsequent Contract Years is equal to:

     1.  Contract Value as of the first day of the current Contract Year; times
     2.  the Free Withdrawal percentage shown on the Contract Data Page; less
     3.  any Free Withdrawals made during the Contract Year.

Unused Free Withdrawal amounts are not carried from one Contract Year to the next. Free Withdrawals do not reduce Purchase Payments for purposes of calculating the Withdrawal Charge on future Withdrawals.

--------------------------------------------------------------------------------
WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

WITHDRAWALS

A full or partial Withdrawal of Contract Value is allowed at any time prior to the Annuity Start Date while the Owner is living. Withdrawals will be effected as of the end of the Valuation Period in which the Withdrawal request is Received by FSBL, and payment will be made within the time frame required by applicable law. (Please see "Delay of Payment," page 9 for a discussion of the circumstances under which payments may be delayed.) Withdrawals normally will be effective as of the close of the Valuation Period during which we receive your proper request. Any Withdrawal will reduce Contract Value by the amount of the Withdrawal, any Withdrawal Charges attributable to the Withdrawal, any Premium tax and, in the case of a full Withdrawal, any pro rata Account Charge.

Upon the Owner's request for a full Withdrawal, FSBL will pay the Withdrawal Value in a lump sum, and the Contract will terminate. If you make a full withdrawal, we require return of your Contract or a signed Lost Contract Affidavit with your proper request.

All Withdrawals must meet the following conditions.

     1. The request for Withdrawal must be Received by FSBL in writing or under other methods allowed by FSBL, if any;
     2. The Owner must apply prior to the Annuity Start Date while this Contract is in force; and
     3.  The amount withdrawn must be at least $500, except upon a full
         Withdrawal.

PARTIAL WITHDRAWALS

A partial Withdrawal request must state the allocations for deducting the Withdrawal from each Account. If no allocation is specified, FSBL will deduct the Withdrawal from the Accounts in the same proportion that Contract Value is allocated among the Accounts. If your partial Withdrawal causes your Contract Value to be less than $2,000 immediately after the Withdrawal and no Purchase Payments have been made in the prior three years, we may terminate your Contract and send you the Withdrawal proceeds; provided, however, that FSBL shall not deduct any Withdrawal Charge in connection with such a Withdrawal.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals are automatic periodic Withdrawals from Contract Value in substantially equal amounts prior to the Annuity Start Date. To start Systematic Withdrawals, you must make the request in writing, stating the type of payment, its frequency and allocations for such Withdrawals. If no allocation is specified, FSBL will deduct Systematic Withdrawals from the Accounts in the same proportion that Contract Value is allocated among the Accounts. Any Systematic Withdrawal will reduce Contract Value by the amount of the Systematic Withdrawal, any Withdrawal Charges attributable to the Systematic Withdrawal, and any Premium tax.

The type of payment may be:

     1.  in a fixed amount;
     2.  in Level Payments calculated by FSBL;
     3.  for a specified period;
     4.  a specified percentage;
     5.  earnings only; or
     6. based upon the life expectancy of the Owner or the Owner and a beneficiary.

The payment frequency may be:

     1.  monthly;
     2.  quarterly;
     3.  semiannually; or
     4.  annually.

The minimum Systematic Withdrawal amount is $100 per payment. You may stop or change Systematic Withdrawals upon proper written request Received by FSBL at least 30 days in advance of the requested date of termination or change. FSBL reserves the right to stop, modify or suspend Systematic Withdrawals at any time.

WITHDRAWAL VALUE

The Withdrawal Value is the amount available for Withdrawal. The Withdrawal Value as of the close of any Valuation Date is the Contract Value less:

     1.  any Withdrawal Charges;
     2.  any pro rata Account Charge; and
     3.  any Premium tax due or paid by FSBL.

--------------------------------------------------------------------------------
DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

DEATH BENEFIT

FSBL will pay a Death Benefit upon the death of the Owner prior to the Annuity Start Date while this Contract is in force. FSBL will pay the Death Benefit proceeds to the Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by FSBL. Such proceeds will equal the amount of the Death Benefit reduced by any charge for Premium tax due or paid by FSBL with respect to the Contract.

The Death Benefit is equal to the Contract Value as of the date due Proof of Death and instructions regarding payment are Received by FSBL.

If a lump sum payment is requested, the payment will be made in accordance with any laws and regulations that govern the payment of Death Benefits.

PROOF OF DEATH

Any of the following will serve as Proof of Death of the Owner:

     1.  certified copy of the death certificate;
     2. certified decree of a court of competent jurisdiction as to the finding of death;
     3.  any proof accepted by FSBL.

DISTRIBUTION RULES

In the event of an Owner's death prior to the Annuity Start Date, the entire Death Benefit shall be paid within 5 years after the death of the Owner, except as provided below. In the event that the Beneficiary elects an Annuity Option, the length of time for payment of the benefit may be longer than 5 years if:

     1.  The Designated Beneficiary is a natural person;
     2.  The Death Benefit is paid out under one of Annuity Options 1 through 6;
     3. Payments are made over a period that does not exceed the life or life expectancy of the Beneficiary; and
     4.  Payments begin within one year of the death of the Owner.

If the deceased Owner's spouse is the sole Designated Beneficiary, the spouse shall become the sole Owner of the Contract. He or she may elect to:

     1. keep the Contract in force until the sooner of the spouse's death or the Annuity Start Date; or
     2.  receive the Death Benefit.

If any Owner dies on or after the Annuity Start Date, Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner's death.

If the Owner is a Nonnatural Person, the distribution rules set forth above apply in the event of the death of, or change in, the Annuitant.

The foregoing distribution rules do not apply to a Contract, which is:

     1.  provided under a plan described in Code section 401(a) or 403(b);
     2. an individual retirement annuity or provided under an individual retirement account or annuity; or
     3.  otherwise exempt from the Code section 72(s) distribution rules.

--------------------------------------------------------------------------------
ANNUITY BENEFIT PROVISIONS
--------------------------------------------------------------------------------

ANNUITY START DATE

The Annuity Start Date is the date as of which the first Annuity Payment is computed under one of the Annuity Options. The Annuity Start Date shall not be earlier than the 12-month anniversary of the Contract Date. The Owner may elect the Annuity Start Date at the time of application. If no Annuity Start Date is selected, FSBL will use the later of the:

     1.  the oldest Annuitant's seventieth birthday; or
     2.  the tenth Contract Anniversary.

The Annuity Start Date must be prior to the later of the oldest Annuitant's 90th birthday or the tenth Contract Anniversary.

CHANGE OF ANNUITY START DATE

The Owner may change the Annuity Start Date. A request for the change must be made in writing. The written request must be received by FSBL at least 30 days prior to the new Annuity Start Date as well as 30 days prior to the previous Annuity Start Date.

ANNUITY OPTIONS

The Contract provides for Annuity Payments to be made under one of Annuity Options 1 through 6. Your Annuity Option is shown on the Contract Data Page. Options 1 through 4 and 6 generally provide for payments to be made during the life of the Annuitant or Joint Annuitants. Under Option 5, Annuity Payments are made to the Annuitant and in the event of the Annuitant's death, to the Designated Beneficiary.

Options 1 through 6 are available as a Variable Annuity. The Annuity Options are shown below.

Prior to the Annuity Start Date, the Owner may change the Annuity Option selected. The Owner must request the change in writing. This request must be Received by FSBL at least 30 days prior to the Annuity Start Date.

OPTION 1 LIFE INCOME OPTION: This option provides Annuity Payments for the life of the Annuitant. Upon the Annuitant's death, no further Annuity Payments will be made.

OPTION 2 LIFE INCOME WITH PERIOD CERTAIN OPTION: This option provides Annuity
         Payments for the life of the Annuitant. A fixed period of 5, 10, 15 or 20 years may be chosen. Annuity Payments will be made to the end of this period even if the Annuitant dies prior to the end of the period. If the Annuitant dies before receiving all of the Annuity Payments during the fixed period, the remaining Annuity Payments will be made to the Designated Beneficiary. Upon the Annuitant's death after the period certain, no further Annuity Payments will be made.

OPTION 3 LIFE INCOME WITH INSTALLMENT OR UNIT REFUND OPTION: This option provides Annuity Payments for the life of the Annuitant, with a period certain determined by dividing the Annuity Start Amount by the amount of the first Annuity Payment. A fixed number of Annuity Payments will be made even if the Annuitant dies. If the Annuitant dies before receiving the fixed number of Annuity Payments, any remaining Annuity Payments will be made to the Designated Beneficiary. If the Annuitant dies after receiving the fixed number of Annuity Payments, no further Annuity Payments will be made.



OPTION 4 JOINT AND LAST SURVIVOR OPTION: This option provides Annuity Payments for the lives of the Annuitant and Joint Annuitant. Annuity Payments will be made as long as either is living. Upon the death of one Annuitant, Annuity Payments continue to the surviving Joint Annuitant at the same or a reduced level of 75%, 66 2/3% or 50% of Annuity Payments, as elected by the Owner. With respect to Variable Annuity Payments, the number of Annuity Units used to determine the Annuity Payment, is reduced as of the first Annuity Payment following the Annuitant's death. In the event of the death of one Annuitant, the surviving Joint Annuitant has the right to exercise all rights under the Contract. Upon the death of the last Annuitant, no further Annuity Payments will be made.



OPTION 5 PERIOD CERTAIN OPTION: This option provides Annuity Payments for a fixed period of 10, 15 or 20 years. Annuity Payments will be made until the end of this period. If the Annuitant dies prior to the end of the period, the remaining Annuity Payments will be made to the Designated Beneficiary.



OPTION 6 JOINT AND CONTINGENT SURVIVOR OPTION: This option provides Annuity
         Payments for the life of the primary Annuitant. Annuity Payments will be made to the primary Annuitant as long as he or she is living. Upon the death of the primary Annuitant, Annuity Payments will be made to the contingent Annuitant as long as he or she is living. If the contingent Annuitant is not living upon the death of the primary Annuitant, no further payments will be made.


ANNUITY START AMOUNT

Annuity Start Amount is Contract Value as of the Annuity Start Date, less any Premium tax and, if applicable, any pro rata Account Charge. Annuity Start Amount allocated to the Fixed Account is applied to purchase a Fixed Annuity and that allocated to the Subaccounts is applied to purchase a Variable Annuity. For Annuity Options 1 through 6, the Annuity Start Amount is divided by $1,000, and the result is multiplied by the applicable amount in the Annuity Tables to determine the minimum guaranteed monthly Annuity Payment with respect to a Fixed Annuity or the first monthly Annuity Payment with respect to a Variable Annuity.

FIXED ANNUITY PAYMENTS

With respect to Fixed Annuity Payments, the amount set forth in the Annuity Tables as adjusted for the rate of interest credited by FSBL, is the amount of each monthly Annuity Payment for Annuity Options 1 through 6. Neither expense actually incurred (other than tax on investment return), nor mortality actually experienced, shall adversely affect the dollar amount of Annuity Payments already commenced.

VARIABLE ANNUITY PAYMENTS

With respect to Variable Annuity Payments, the amount set forth in the Annuity Tables, as adjusted for the Assumed Interest Rate, is the amount of the FIRST monthly Annuity Payment for Annuity Options 1 through 6. The amount of each Annuity Payment after the first for these options is computed by means of Annuity Units. Variable Annuity Payments will fluctuate with the performance of the Subaccount(s). Neither expense actually incurred (other than tax on investment return), nor mortality actually experienced, shall adversely affect the dollar amount of Annuity Payments already commenced.

ANNUITY TABLES

The amounts set forth in the Annuity Tables for Annuity Options 1 through 4 and 6 depend on the sex and age of the Annuitant or the Joint Annuitants on the Annuity Start Date. The Annuity Tables are modified to reflect:

     (1) the Assumed Interest Rate for Variable Annuity Payments; or
     (2) the rate of interest in effect on the Annuity Start Date for Fixed Annuity Payments.

The rate of interest for Fixed Annuity Payments is guaranteed not to be less than 1.5%. The basis of the Annuity Tables for Options 1 through 4 and 6 is the 1983(a) Mortality Table projected for mortality improvement for 45 years using Projection Scale G and an interest rate factor equal to 1.5%. The Annuity Tables contain the amount of monthly Annuity Payment per $1,000 of Annuity Start Amount. The Annuity Tables state values for the exact ages shown.

The values will be interpolated based on the exact age(s) of the Annuitant or Joint Annuitants on the Annuity Start Date. The Assumed Interest Rate is set forth on the Contract Data Page. The Annuity Table for Option 5 is determined without reference to the age or sex of the Annuitant and is based upon an interest rate factor equal to 1.5%. The Annuity Tables are used in accordance with generally accepted actuarial principles..

ANNUITY PAYMENTS

If no Purchase Payments have been received by FSBL during the three-years preceding the Annuity Start Date, you may not select an Annuity Option that requires FSBL to make Annuity Payments of less than $20.00. If FSBL refuses to commence Annuity Payments of less than $20.00, FSBL will permit surrender of the contract, with no withdrawal charges. If no Annuity Option is chosen prior to the Annuity Start Date, FSBL will use Option 1 with a ten-year period certain. Each Annuity Option allows for making Annuity Payments annually, semiannually, quarterly or monthly. Annuity Payments due on a date other than a Valuation Date are paid as of the end of the next following Valuation Date.

ANNUITY UNITS

On the Annuity Start Date, the amount of the first Variable Annuity Payment is divided by the Annuity Unit Value as of that date to determine the number of Annuity Units to be used in calculating subsequent Annuity Payments. If the Annuity Start Amount was allocated to more than one Subaccount, the first Variable Annuity Payment will be allocated to each Subaccount in the percentage corresponding to the allocation of Annuity Start Amount. The number of Annuity Units for each Subaccount is then found by dividing the amount of the first Variable Annuity Payment allocated to that Subaccount by the Annuity Unit Value for the Subaccount on the Annuity Start Date. The number of Annuity Units for the Subaccount then remains constant, unless a Transfer of Annuity Units is made. After the first Variable Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the sum of the payment amount determined for each Subaccount. The payment amount for each Subaccount is equal to the number of Annuity Units allocated to that Subaccount multiplied by the Annuity Unit Value as of the date of the Annuity Payment.

An example of an initial Variable Annuity Payment calculation for a male, age 60 is as follows:

Annuity Start Amount = $100,000                        $100,000       = 100
                                                       --------
                                                        $1,000

Amount determined by reference in 1999 to Annuity Table for a male, age 60 under
Option 1                                                  $4.00
First Variable Annuity Payment                         100 x $4.00      = $400

                                                                           Annuity
                                Annuity               First              Unit Value            Number of Annuity
                              Start Amount      Variable Annuity         on Annuity         Units Used to Determine
        Subaccount              Allocation     Payment Allocation        Start Date           Subsequent Payments
        ----------           -------------     ------------------        ----------          --------------------
SBL Global                        50%                $200.00         /      $1.51      =           132.4503
SBL Small Cap Value               50%                $200.00         /      $1.02      =           196.0784

                                       18

An example of a subsequent Variable Annuity Payment calculation using the assumptions above is as follows:

                                                                    Annuity Unit
                                                                  Value on Date of              New Annuity
              Subaccount                 Annuity Units           Subsequent Payment           Payment Amount
              ----------                 -------------           ------------------           --------------
SBL Global                                 132.4503       x             $1.60           =         $211.92
SBL Small Cap Value                        196.0784       x             $1.10           =         $215.69
                                                                                                  -------
                                                                                                  $427.61


ANNUITY UNIT VALUE

The Annuity Unit Value for each Subaccount was first set by FSBL. The Annuity Unit Value for any subsequent Valuation Date is equal to (a) times (b) times
(c), where:

     (a) is the Annuity Unit Value on the immediately preceding Valuation Date:
     (b) is the Net Investment Factor for the day;
     (c) is a factor used to adjust for the Assumed Interest Rate set forth on the Contract Data Page which is used to determine Variable Annuity Payment amounts.

ALTERNATE ANNUITY OPTION RATES

Currently, FSBL does not sell single premium immediate annuities ("SPIAs"). However, in the future, FSBL may sell SPIAs. If so, any more favorable rates available under FSBL's SPIAs will be given to the Annuitant.


                                                           ANNUITY TABLES

------------------------------------------------------------------------------------------------------------------------------------
                                                              TABLE A
------------------------------------------------------------------------------------------------------------------------------------
                                                ANNUITY OPTIONS ONE, TWO, AND THREE
                                     MINIMUM MONTHLY INSTALLMENTS PER $1,000 OF AMOUNT APPLIED
----------------------- ------------------------- -------------------------------------------- -----------------------------------
                               Option One                         Option Two                               Option Three
         Age                  Life Income               Life Income with Period Certain                       Unit
     Of Annuitant                 Only                5         10          15         20                    Refund
----------------------- ------------------------- ---------- ---------- ----------- ---------- -----------------------------------

         MALE
          55                      3.33              3.32       3.31        3.28       3.22                    3.10
          56                      3.41              3.40       3.38        3.35       3.28                    3.16
          57                      3.49              3.48       3.46        3.42       3.35                    3.22
          58                      3.57              3.56       3.54        3.49       3.41                    3.28
          59                      3.66              3.65       3.62        3.57       3.48                    3.34
          60                      3.76              3.75       3.71        3.65       3.54                    3.41
          61                      3.86              3.85       3.81        3.74       3.61                    3.48
          62                      3.96              3.95       3.91        3.82       3.68                    3.56
          63                      4.08              4.06       4.01        3.91       3.75                    3.63
          64                      4.20              4.18       4.12        4.01       3.83                    3.72
          65                      4.33              4.31       4.24        4.10       3.90                    3.80
          66                      4.47              4.44       4.36        4.20       3.97                    3.89
          67                      4.61              4.59       4.49        4.31       4.04                    3.98
          68                      4.77              4.74       4.62        4.41       4.11                    4.08
          69                      4.94              4.90       4.76        4.52       4.18                    4.19
          70                      5.12              5.07       4.91        4.62       4.25                    4.29
          71                      5.30              5.25       5.06        4.73       4.31                    4.41
          72                      5.50              5.43       5.21        4.84       4.37                    4.53
          73                      5.71              5.63       5.37        4.95       4.43                    4.65
          74                      5.94              5.84       5.54        5.05       4.48                    4.77
          75                      6.18              6.06       5.71        5.16       4.53                    4.91

        FEMALE
          55                      3.00              3.00       3.00        2.98       2.96                    2.88
          56                      3.07              3.06       3.06        3.04       3.02                    2.93
          57                      3.13              3.13       3.12        3.10       3.07                    2.98
          58                      3.20              3.20       3.19        3.17       3.13                    3.04
          59                      3.27              3.27       3.26        3.23       3.20                    3.10
          60                      3.35              3.34       3.33        3.31       3.26                    3.16
          61                      3.43              3.42       3.41        3.38       3.33                    3.22
          62                      3.51              3.51       3.49        3.46       3.40                    3.29
          63                      3.60              3.60       3.58        3.54       3.47                    3.36
          64                      3.70              3.69       3.67        3.62       3.54                    3.43
          65                      3.80              3.79       3.77        3.71       3.61                    3.50
          66                      3.91              3.90       3.87        3.80       3.69                    3.58
          67                      4.02              4.01       3.98        3.90       3.77                    3.67
          68                      4.15              4.13       4.09        4.00       3.85                    3.75
          69                      4.28              4.26       4.21        4.11       3.93                    3.85
          70                      4.42              4.40       4.34        4.21       4.01                    3.94
          71                      4.57              4.55       4.48        4.33       4.08                    4.05
          72                      4.74              4.71       4.62        4.44       4.16                    4.16
          73                      4.91              4.88       4.77        4.56       4.24                    4.27
          74                      5.10              5.07       4.93        4.68       4.31                    4.39
          75                      5.31              5.26       5.10        4.80       4.38                    4.52


     VALUES NOT SHOWN WILL BE PROVIDED UPON REQUEST. ANNUAL, SEMIANNUAL, OR
       QUARTERLY INSTALLMENTS CAN BE DETERMINED BY MULTIPLYING THE MONTHLY
             INSTALLMENTS BY 11.9185007, 5.9814315, AND 2.9962817.

                                                     ANNUITY TABLES (CONTINUED)
                                                              TABLE B
------------------------------------------------------------------------------------------------------------------------------------
                                        ANNUITY OPTIONS FOUR AND SIX (100% SURVIVOR OPTION)
                                      MINIMUM MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED


             AGE OF FEMALE ANNUITANT                                          AGE OF MALE ANNUITANT
                                                    55           60           62           65          70           75
-------------------------------------------------- ----------------------------------------------------------------------------
                       55                          2.76         2.84         2.87         2.90        2.94         2.97
                       60                          2.90         3.03         3.08         3.14        3.22         3.27
                       62                          2.96         3.11         3.17         3.24        3.34         3.41
                       65                          3.03         3.22         3.29         3.40        3.54         3.64
                       70                          3.13         3.39         3.49         3.65        3.88         4.08
                       75                          3.21         3.52         3.66         3.87        4.23         4.56


     VALUES NOT SHOWN WILL BE PROVIDED UPON REQUEST. ANNUAL, SEMIANNUAL, OR
      QUARTERLY INSTALLMENTS CAN BE DETERMINED BY MULTIPLYING THE MONTHLY INSTALLMENTS BY 11.9185007, 5.9814315, AND 2.9962817, RESPECTIVELY.

--------------------------------------------------------------------------------
                                     TABLE C
--------------------------------------------------------------------------------

                               ANNUITY OPTION FIVE

 MINIMUM MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED FOR FIXED ANNUITY
                                    PAYMENTS

                                 PERIOD CERTAIN

                                    5 YEARS         7 YEARS         10 YEARS     15 YEARS     20 YEARS
------------------------------------------------------------------------------------------------------
FIXED ANNUITY PAYMENT                17.28           12.53            8.96        6.20          4.81


     VALUES NOT SHOWN WILL BE PROVIDED UPON REQUEST. ANNUAL, SEMIANNUAL, OR
      QUARTERLY INSTALLMENTS CAN BE DETERMINED BY MULTIPLYING THE MONTHLY
        INSTALLMENTS BY 11.9185007, 5.9814315, 2.9962817, RESPECTIVELY.

                                           FIRST SECURITY BENEFIT LIFE INSURANCE
                                            AND ANNUITY COMPANY OF NEW YORK (SM)


                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

* Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract

* A death benefit may be paid prior to the Annuity Start Date according to the Contract provisions

* Annuity Payments begin on the Annuity Start Date using the method specified in the Contract

* This Contract is non-participating and does not participate in FSBL's surplus

BENEFITS AND VALUES PROVIDED BY THIS CONTRACT ARE BASED UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND ARE VARIABLE. THESE AMOUNTS MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY BENEFIT PROVISIONS" FOR DETAILS.)

IF A CREDIT ENHANCEMENT RIDER HAS BEEN PURCHASED, FSBL WILL RECAPTURE THE AMOUNT OF ANY CREDIT ENHANCEMENT APPLIED DURING THE 12 MONTHS PRECEDING THE DATE OF THE OWNER'S DEATH.


        FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
                     70 West Red Oak Lane, White Plains, NY 10604
                                   [1-800-355-4570]

--------------------------------------------------------------------------------
                               CONTRACT DATA PAGE
--------------------------------------------------------------------------------
OWNER NAME:                            CONTRACT NUMBER:
[Jane Doe]                             [123456789]
JOINT OWNER NAME:                      CONTRACT DATE:
[John Doe]                             [July 1, 1999]
ANNUITANT NAME:                        ANNUITY START DATE:
[Jane Doe]                             [October 5, 2030]
ANNUITANT DATE OF BIRTH:               PLAN:
[October 5, 1960]                      [Non-Qualified]
ANNUITANT'S SEX:                       ASSIGNMENT:
[Female]                               This Contract may be assigned. See
                                       assignment provision.
PRIMARY BENEFICIARY NAME:              ANNUITY OPTION:
[Jenny Doe]                            [Option 2]



--------------------------------------------------------------------------------

FIRST PURCHASE PAYMENT....................................... [$50,000]
MINIMUM SUBSEQUENT PURCHASE PAYMENT.......................... [$500 ($50 under an automatic investment program)]
FREE WITHDRAWAL PERCENTAGE................................... [10%]
SEPARATE ACCOUNT............................................. Variable Annuity Account A
ADMINISTRATION CHARGE........................................ [0.25% - 0.60% Annually]
ACCOUNT ADMINISTRATION CHARGE................................ [$0 Annually]
WITHDRAWAL CHARGE
     Age of Purchase Payment in Years........................ 1        2         3         4         5         6
     Withdrawal Charge....................................... 5%       4%        3%        2%        1%        0%

MORTALITY AND EXPENSE RISK CHARGE............................ [0.00% Annually]
     AFTER ANNUITY START DATE FOR OPTIONS 1-6................ [0.30%  Annually]
RIDERS AND RIDER CHARGES -
Asset Allocation............................................. No Charge
Dollar Cost Averaging........................................ No Charge
[Credit Enhancement at 3%]                                    [0.40%]
[Return of Premium Death Benefit]                             [0.10%]


BASIS OF ANNUITY TABLES...................................... 1983 (a) Mortality Table with mortality improvement under
                                                              Projection Scale G

ASSUMED INTEREST RATE........................................ 3.5% annually

SUBACCOUNTS:

[
    1.       AIM V.I. Capital Appreciation 22.      Rydex VT Absolute Return Strategies 50.      Rydex VT Inverse Russell
    2.       AIM V.I. International Growth 23.      Rydex VT Banking                             2000
    3.       AIM V.I. Mid Cap Core Equity  24.      Rydex VT Basic Materials            51.      Rydex VT Inverse S&P 500
    4.       Direxion Dynamic VP HY Bond   25.      Rydex VT Biotechnology              52.      Rydex VT Japan Advantage
    5.       Dreyfus VIF International     26.      Rydex VT Commodities                53.      Rydex VT Large Cap Growth
    6.       Federated Fund for U.S.       27.      Rydex VT Consumer Products          54.      Rydex VT Large Cap Value
             Government Securities II      28.      Rydex VT Dynamic Dow                55.      Rydex VT Leisure
    7.       Federated High Income Bond II 29.      Rydex VT Dynamic OTC                56.      Rydex VT Mid Cap Advantage
    8.       Fidelity VIP Contrafund       30.      Rydex VT Dynamic Russell 2000(R)    57.      Rydex VT Mid Cap Growth
    9.       Fidelity VIP Growth           31.      Rydex VT Dynamic S&P 500            58.      Rydex VT Mid Cap Value
             Opportunities                 32.      Rydex VT Dynamic Strengthening      59.      Rydex VT Multi-Cap Core
    10.      Fidelity VIP Index 500                 Dollar                                       Equity
    11.      Fidelity VIP Investment Grade 33.      Rydex VT Dynamic Weakening Dollar   60.      Rydex VT Nova
             Bond                          34.      Rydex VT Electronics                61.      Rydex VT OTC
    12.      Neuberger Berman AMT Guardian 35.      Rydex VT Energy                     62.      Rydex VT Precious Metals
    13.      Neuberger Berman AMT Partners 36.      Rydex VT Energy Services            63.      Rydex VT Real Estate
    14.      Oppenheimer Main Street Small 37.      Rydex VT EP Aggressive              64.      Rydex VT Retailing
             Cap Fund(R)/VA                38.      Rydex VT EP Conservative            65.      Rydex VT Russell 2000(R)
    15.      PIMCO VIT Low Duration        39.      Rydex VT EP Moderate                         Advantage
    16.      PIMCO VIT Real Return         40.      Rydex VT Europe Advantage           66.      Rydex VT Sector Rotation
    17.      PIMCO VIT StocksPLUS(R)       41.      Rydex VT Financial Services         67.      Rydex VT Small Cap Growth
             Growth and Income             42.      Rydex VT Government Long Bond       68.      Rydex VT Small Cap Value
    18.      PIMCO VIT Total Return                 Advantage                           69.      Rydex VT Technology
    19.      RVT CLS AdvisorOne Amerigo    43.      Rydex VT Health Care                70.      Rydex VT Telecommunications
    20.      RVT CLS AdvisorOne Berolina   44.      Rydex VT Hedged Equity              71.      Rydex VT Transportation
    21.      RVT CLS AdvisorOne Clermont   45.      Rydex VT Internet                   72.      Rydex VT U.S. Government
                                           46.      Rydex VT Inverse Dynamic Dow                 Money Market
                                           47.      Rydex VT Inverse Government Long    73.      Rydex VT Utilities
                                                    Bond                                74.      SBL Global
                                           48.      Rydex VT Inverse Mid Cap            75.      SBL Small Cap Value
                                           49.      Rydex VT Inverse OTC                76.      Van Kampen LIT Government
                                                                                        77.      Wells Fargo Advantage
                                                                                                 Opportunity VT]


METHOD FOR DEDUCTING ACCOUNT CHARGE:
     The Account Charge is deducted at each Contract Anniversary. A pro rata Account Charge is deducted:
         (1)  upon a full Withdrawal of Contract Value;
         (2)  when a Contract has been in force for less than a full Contract
              Year;
         (3)  upon the Annuity Start Date; and
         (4)  upon payment of a death benefit.
     The Account Charge will be waived if Contract Value is $50,000 or more upon the date the Account Charge is to be deducted.

                                       3a